Exhibit 99.1

908 Devices Reports First Quarter 2025 Financial Results and Reiterates 2025 Revenue Outlook

Revenue from continuing operations grew 59% compared to prior year, driven by an increase in product and service revenue

BOSTON – May 13, 2025 – 908 Devices Inc. (Nasdaq: MASS) a core small-cap growth company focused on purpose-built handheld chemical analysis tools for vital health, safety and defense tech applications, today reported financial results for the quarter ended March 31, 2025.

“We are off to a strong start in 2025, with first-quarter revenue exceeding our expectations and the transformation to 908 Devices 2.0 already delivering both top-line growth and meaningful cost reductions,” said Kevin J. Knopp, CEO and Co-founder. “With a sharpened focus, a strengthened financial position, and macro trends increasingly developing into tailwinds, we remain fully committed to our adjusted EBITDA profitability target by the fourth quarter and expanding our leadership in frontline chemical detection.”

Recent Highlights

•	Announced divestiture of bioprocessing product portfolio to Repligen Corporation on March 4th

•	Total revenue was $11.8 million for the first quarter 2025, increasing 59% year over year, driven by $11.0 million in handheld product and service revenue, which grew 86% compared to the prior year period

•	Recurring revenue was $4.4 million, increasing 54% year over year, and represented 37% of total revenues in the quarter

•	Adjusted gross margin of 54% for the first quarter 2025, increasing ~75 basis points year over year

•	Received a $2.0 million order for MX908 mass spectrometry devices from the Texas Department of Public Safety for drug detection and mitigation

•	Shipped more than 25 MX908 mass spectrometry devices with Aero modules for post-war hazardous materials testing in Ukraine

•	Shipped multiple FTIR devices for strategic disaster preparedness stockpiles within Europe as part of rescEU project

First Quarter 2025 Financial Results

In light of the divestiture of the bioprocessing product portfolio, all financial results discussed in this release for current and prior periods are for continuing operations only.

Revenue was $11.8 million for the three months ended March 31, 2025, a 59% increase over the prior year period, largely driven by an 86% increase in handheld product and service revenue. Program revenue was $0.1 million, compared to $1.5 million revenue of revenue recognized from the U.S. Department of Defense AVCAD program in the first quarter of 2024. OEM and funded partnership revenue was $0.7 million, compared to zero in the prior year period. The installed base grew 28% year-over-year to 3,172 devices, with 157 devices placed during the first quarter. Recurring revenue represented 37% of total revenues in the quarter.

Gross profit was $5.5 million for the first quarter of 2025, compared to $3.9 million for the corresponding period in the prior year. GAAP gross margin was 47% as compared to 52% for the corresponding prior year period. Adjusted gross profit was $6.4 million for the first quarter of 2025, compared to $4.0 million for the corresponding period in the prior year. Adjusted gross margin was 54%, an increase of approximately 75 basis points compared to the corresponding prior year period. The increase in adjusted gross margin was driven by an increase in revenue, offset by a shift in channel mix with an increase in international sales that are at a lower gross margin.

Operating expenses were $16.6 million for the first quarter of 2025, compared to $11.5 million for the corresponding prior year period. This increase was driven by a $2.5 million non-cash charge for the change in fair value of the contingent consideration liability and the inclusion of operating expenses related to our RedWave Technology acquisition.

Net loss from continuing operations was $9.8 million for the first quarter of 2025, compared to a net loss from continuing operations of $5.9 million for the corresponding prior year period. Adjusted EBITDA was a loss of $4.6 million for the first quarter of 2025, compared to $5.3 million for the corresponding period in the prior year.

Net income attributable to common stockholders was $43.6 million for the first quarter of 2025, compared to a net loss of $10.9 million for the corresponding prior year period. The income was related to the divestiture of our bioprocessing product portfolio which resulted in a gain of $56.6 million, net of transaction costs, and was also offset by a loss from discontinued operations for the first two months of the first quarter of 2025.

Cash, cash equivalents and marketable securities were $124.3 million as of March 31, 2025, with no debt outstanding.

2025 Guidance

908 Devices continues to expect full year 2025 revenues from continuing operations of $53 million to $55 million, representing 11% to 15% growth compared to 2024 revenue from continuing operations.

Webcast Information

908 Devices will host a conference call to discuss the first quarter 2025 financial results before market open on Tuesday, May 13, 2025 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical analysis with its simple handheld devices, addressing life-altering applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address vital health and safety applications, such as the fentanyl and illicit drug crisis, toxic carcinogen exposure, and global security threats. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of complementary analytical technologies, software automation, and machine learning.

Non-GAAP Measures of Financial Performance

To supplement the Company’s financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release and presented with detailed reconciliations to comparable GAAP financial results in the tables below:

•	Adjusted gross profit is defined as gross profit excluding intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), and non-cash expenses related to stock-based compensation.
•	Adjusted gross margin is defined as adjusted gross profit expressed as a percentage of total revenue.
•	Adjusted EBITDA is defined as net loss from continuing operations excluding other income, benefit for income taxes, depreciation, intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), non-cash expenses related to stock-based compensation, and costs associated with contingent consideration related to the Company’s acquisitions and for which the conditions for payment have not yet been achieved.

The Company’s non-GAAP financial results presented in this earnings release exclude certain costs that management believes do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of ongoing operations for the period in which such charges are recorded, nor do the resulting charges recorded accurately reflect the anticipated cash flows of ongoing operations, and as such, excluding these costs allows management to understand and evaluate core operating performance and trends. However, as there are no standardized methods of calculating these non-GAAP financial measures, the Company’s methods may differ from those used by other companies in its industry, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness for purposes of comparison. Furthermore, these non-GAAP measures have certain limitations since they do not include the impact of certain expenses and cash flows that are reflected in the Company’s GAAP financial results. Accordingly, when analyzing the Company’s operating performance and guidance, investors should not consider non-GAAP measures in isolation or as a substitute for, or superior to, comparable financial measures prepared in accordance with GAAP. Rather, the Company believes that these non-GAAP financial measures, when viewed in addition to and not in lieu of reported GAAP financial results, provide investors with additional meaningful information to assess financial performance and trends, enable comparison of financial results between periods, and allow for greater transparency with respect to key metrics utilized internally in analyzing and operating the Company’s business.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

Media Contact:
Barbara Russo
brusso@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue:
Product revenue	$8,529	$5,232
Service and contract revenue	3,248	2,190
Total revenue	11,777	7,422
Cost of revenue:
Product cost of revenue	4,725	2,419
Service and contract cost of revenue	1,511	1,116
Total cost of revenue	6,236	3,535
Gross profit	5,541	3,887
Operating expenses:
Research and development	3,829	3,292
Selling, general and administrative	10,239	8,206
Change in fair value of contingent consideration	2,499	—
Total operating expenses	16,567	11,498
Loss from continuing operations	(11,026)	(7,611)
Other income, net	1,188	1,716
Net loss from continuing operations	(9,838)	(5,895)
Net income (loss) from discontinued operations, net of tax	53,440	(5,022)
Net income (loss) attributable to common stockholders	$43,602	$(10,917)
Net loss from continuing operations per share attributable to common stockholders, basic and diluted	$(0.28)	$(0.18)
Net income (loss) from discontinued operations per share attributable to common stockholders, basic and diluted	$1.51	$(0.15)
Net income (loss) per share attributable to common stockholders, basic and diluted	$1.23	$(0.33)
Weighted average common shares outstanding
Basic and diluted	35,386,483	32,710,894

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash, cash equivalents and marketable securities	$124,315	$68,923
Accounts receivable, net	6,930	8,852
Inventory	12,738	10,886
Prepaid expenses and other current assets	5,021	4,184
Current assets of discontinued operations	—	10,210
Total current assets	149,004	103,055
Operating lease, right-of-use assets	3,574	3,842
Property and equipment, net	1,509	1,595
Intangible, net	37,967	38,679
Other long-term assets	3,973	511
Non-current assets of discontinued operations	—	11,794
Total assets	$196,027	$159,476
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$8,809	$8,563
Deferred revenue	9,699	10,417
Operating lease liabilities	1,053	1,473
Current liabilities of discontinued operations	—	4,696
Total current liabilities	19,561	25,149
Deferred revenue, net of current portion	9,545	10,213
Other long-term liabilities	7,497	4,884
Non-current liabilities of discontinued operations	—	4,638
Total liabilities	36,603	44,884
Total stockholders' equity	159,424	114,592
Total liabilities and stockholders' equity	$196,027	$159,476

908 DEVICES INC.

Reconciliations of GAAP to Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except percentage and per share data)

In all tables below, totals may not add due to rounding

Reconciliation from Gross Profit (GAAP) to Adjusted Gross Profit (Non-GAAP) and Margin Percentage:

	Three Months Ended
	March 31,
	2025	2024
Gross profit (GAAP)	$5,541	$3,887

Intangible amortization	635	-
Acquisition and integration costs	50	-
Restructuring	66	-
Stock-based compensation	117	96

Adjusted gross profit (Non-GAAP)	$6,409	$3,983

Gross margin percentage (GAAP)	47%	52%

Adjusted gross margin percentage (Non-GAAP)	54%	54%

Reconciliation from Net Loss from Continuing Operations (GAAP) to Adjusted EBITDA (Non-GAAP):

	Three Months Ended
	March 31,
	2025	2024
Net loss from continuing operations (GAAP)	$(9,838)	$(5,895)

Adjustments:
Other income, net	(1,188)	(1,716)
Benefit for income taxes	-	-
Depreciation	291	159
Intangible amortization	713	-
Acquisition and integration costs	640	274
Restructuring	93	-
Stock-based compensation	2,221	1,839
Change in fair value of contingent consideration	2,499	-
Adjusted EBITDA (Non-GAAP)	$(4,569)	$(5,339)